Exhibit 99.1
Bright Health Group Enters into Definitive Agreement with Molina Healthcare to Sell its California Medicare Advantage Business, Bolstering Capital Position to Continue Advancing its Value-Driven Care Model
•Total purchase consideration of $600 million; closing is not subject to a financing condition
•Proceeds will be used to satisfy Bright Health’s obligations to its bank lenders, with remaining proceeds to be used towards liabilities from its discontinued ACA insurance business

MINNEAPOLIS – June 30, 2023 – Bright Health Group, Inc. (“Bright Health” or the “Company”) (NYSE: BHG), the technology enabled, value-driven healthcare company, today announced that it has entered into a definitive agreement with Molina Healthcare, Inc. (“Molina”), to sell its California Medicare Advantage business, Brand New Day and Central Health Plan, for a total purchase consideration of $600 million.
Upon closing, the proceeds of the sale will significantly strengthen Bright Health’s capital position. The Company intends to use the proceeds to satisfy its obligations to its bank lenders with the remaining proceeds used towards liabilities in its discontinued ACA insurance business. Bright Health is also announcing that it has extended a waiver and amendment to its credit facility.
“We are excited to enter into this agreement with Molina as it will allow Brand New Day and Central Health Plan to continue delivering localized, personal care to California consumers and will position Bright Health’s Consumer Care Delivery business for long-term success,” said Mike Mikan, President and CEO of Bright Health. “The sale allows us to focus on driving differentiation and sustainable growth through our Consumer Care Delivery business.”
As part of the agreement, Bright Health Group’s Consumer Care Delivery business will enter into a provider agreement with Molina to serve Medicaid and ACA Marketplace populations in Florida and Texas in 2024.

“We look forward to further focusing on our value-based, consumer-driven care model. We see great potential to expand relationships with key payor partners as we continue to increase access to simpler, more personal, and affordable health care,” said Mikan.

The transaction is subject to regulatory approval and other closing conditions. The closing of the transaction is expected to occur by early 2024 and is not subject to a financing condition. Bright Health does not intend to comment or disclose further developments until the transaction is closed.
Moelis & Company LLC is serving as Bright Health’s financial advisor and Simpson Thacher & Bartlett LLP is acting as Bright Health’s legal advisor.
About Bright Health Group

Bright Health Group is a technology enabled, value-driven healthcare company that organizes and operates networks of affiliate care providers to be successful at managing population risk. We focus on serving aging and underserved consumers that have unmet clinical needs through our value-based, consumer-driven care model in Florida, Texas and California, some of the largest markets in healthcare where 26% of the U.S. aging population call home. We believe everyone should have access to personal, affordable, and high-quality healthcare. Our mission is to Make healthcare right. Together. For more information, visit www.brighthealthgroup.com.

Forward-Looking Statements

Statements made in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “projections,” “outlook,” “ensure,” and other similar expressions. These forward-looking statements include any statements regarding our plans and expectations with respect to Bright Health Group, Inc. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Factors that might materially affect such forward-looking statements include: our ability to continue as a going concern; our ability to comply with the terms of our credit facility, including financial covenants, both during and after any waiver period, and/or obtain any additional waivers of any terms of our credit facility to the extent required; our ability to sell our Medicare Advantage business in California on acceptable terms, including our ability to receive the proceeds thereof in a manner that would alleviate our current financial position; the failure to satisfy or obtain a waiver of any closing condition in our agreement to sell our Medicare Advantage business in California to Molina (the “Purchase Agreement”); our ability to comply with the terms of the Purchase Agreement; our ability to obtain any short or long term debt or equity financing needed to operate our business; our ability to quickly and efficiently wind down our IFP businesses and MA businesses outside of California, including by satisfying liabilities of those businesses when due and payable; potential disruptions to our business due to our corporate restructuring and resulting headcount reduction; our ability to accurately estimate and effectively manage the costs relating to changes in our businesses offerings and models; a delay or inability to withdraw regulated capital from our subsidiaries; a lack of acceptance or slow adoption of our business model; our ability to retain existing consumers and expand consumer enrollment; our and our Care Partner’s abilities to obtain and accurately assess, code, and report risk adjustment factor scores; our ability to contract with care providers and arrange for the provision of quality care; our ability to accurately estimate our medical expenses, effectively manage our costs and claims liabilities or appropriately price our products and charge premiums; our ability to obtain claims information timely and accurately; the impact of the ongoing COVID-19 pandemic on our business and results of operations; the risks associated with our reliance on third-party providers to operate our business; the impact of modifications or changes to the U.S. health insurance markets; our ability to manage the growth of our business; our ability to operate, update or implement our technology platform and other information technology systems; our ability to retain key executives; our ability to successfully pursue acquisitions and integrate acquired businesses; the occurrence of severe weather events, catastrophic health events, natural or man-made disasters, and social and political conditions or civil unrest; our ability to prevent and contain data security incidents and the impact of data security incidents on our members, patients, employees and financial results; our ability to comply with requirements to maintain effective internal controls; our ability to adapt to the new risks associated with our expansion into ACO Reach; and the other factors set forth under the heading “Risk Factors” in the Company’s reports on Form 10-K, Form 10-Q, and Form 8-K (including all amendments to those reports) and our other filings with the SEC. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or changes in our expectations.

Investor Contact:
Stephen Hagan
IR@brighthealthgroup.com

Media Contact:
media@brighthealthgroup.com